Exhibit 10.2
ROBLOX CORPORATION

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT (PERFORMANCE-BASED)
NOTICE OF RESTRICTED STOCK UNIT GRANT
Unless otherwise defined herein, the terms defined in the Roblox Corporation 2020 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement (Performance-Based) which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and all other exhibits, appendices, and addenda attached hereto (the “Award Agreement”).
Name:
Address:
The undersigned Participant has been granted the right to receive an Award of performance-based Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:
Grant Number:                ______________________________
Date of Grant:                    ______________________________
Target Number of Shares Subject to
Restricted Stock Units:            ______________________________

Maximum Number of Shares Subject to
Restricted Stock Units:    200% of the Target Number of Shares Subject to Restricted Stock Units

Vesting Schedule:
Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will be scheduled to vest in accordance with the following vesting criteria:
1.General. The Restricted Stock Units are subject to both the performance-based requirement described below and additional service-based vesting requirements described below. Subject to the provisions of this Award Agreement, the Restricted Stock Units will become eligible to vest if and to the extent the performance goal (the “Performance Goal”) is satisfied, and then will vest if the applicable service-based vesting requirements are satisfied. Restricted Stock Units that become eligible to vest based on satisfying the Performance Goal are referred to as “Eligible Units”.
2.Performance-based Requirement.
(a)Stock Price. For purposes of this Award Agreement, “Stock Price” means the trailing, consecutive twenty (20) Trading Day average closing sales price (or the closing bid,

if no sales were reported) of a Share as quoted on the New York Stock Exchange (or such other established stock exchange or national market system on which the Common Stock is listed).
(b)Performance Period. For purposes of this Award Agreement, “Performance Period” means the period beginning on April 1, 2022 (the “Commencement Date”), and ending on (and inclusive of) March 31, 2025 (the “Scheduled End Date”). Notwithstanding the foregoing, in the event of a Change in Control, the Performance Period will be deemed to end upon the consummation of the Change in Control (the “Closing”). The first to occur of the Scheduled End Date or a Closing, the “Period End Date”.
(c)Stock Price Hurdles. The Performance Goal that will be used to determine the Eligible Units under this Award will consist of achievement of specified stock price hurdles (“Stock Price Hurdles”). The following table sets forth the percentage of the Target Number of Shares Subject to Restricted Stock Units that will become Eligible Units depending on whether the Stock Price measured on a Measurement Date (as defined below) or the CIC Measurement Date (as defined below) satisfies the Stock Price Hurdle specified opposite such percentage:

Level*	Stock Price Hurdles	Percent of Target Number of Shares Subject to Restricted Stock Units that Become Eligible Units**
1.	Below $85.00	0%
2.	$85.00	0%
3.	$100.00	50%
4.	$115.00	100%
5.	$140.00	150%
6.	$165.00 or greater	200%
* The number of Restricted Stock Units that will become Eligible Units will be interpolated on a linear basis between levels 2 –4 and 4– 6. The Percentage of Target Number of Shares Subject to Restricted Stock Units will be expressed to the nearest tenth, with amounts rounded up to the nearest whole tenth.
** Any partial shares of Common Stock will be rounded down to the nearest whole Share and any fractional Shares will be forfeited for no consideration.
For the avoidance of doubt, more than one Stock Price Hurdle may be achieved concurrently during the Performance Period. Further for the avoidance of doubt, if a particular Stock Price Hurdle is achieved more than once during the Performance Period, Restricted Stock Units will become Eligible Units only in connection with the first occurrence of achievement of that Stock Price Hurdle during the Performance Period, and thereafter, no additional Restricted Stock Units will become Eligible Units upon subsequent achievements of the Stock Price Hurdle.

The maximum number of Restricted Stock Units that may become eligible to vest under this Award is the Maximum Number of Shares Subject to Restricted Stock Units.
(d)Measurement Dates. For purposes of this Award Agreement, a “Measurement Date” will occur on each of April 1, 2024 (the “Two-Year Measurement Date”), July 1, 2024 (the “Quarter 1 Measurement Date”), October 1, 2024 (the “Quarter 2 Measurement Date”), January 1, 2025 (the “Quarter 3 Measurement Date”) and April 1, 2025 (the “Quarter 4 Measurement Date”). In order for any Restricted Stock Units to become Eligible Units on the Two-Year Measurement Date, the Stock Price must satisfy a Stock Price Hurdle during the trailing, consecutive twenty (20) Trading Day period ending on the most recent Trading Day prior to the Two-Year Measurement Date (the “Beginning Measurement Date”). In order for any Restricted Stock Units to become Eligible Units on the Quarter 1 Measurement Date, the Stock Price must satisfy a Stock Price Hurdle during any consecutive twenty (20) Trading Day period between (and including) the Beginning Measurement Date and June 30, 2024. In order for any Restricted Stock Units to become Eligible Units on the Quarter 2 Measurement Date, the Stock Price must satisfy a Stock Price Hurdle during any consecutive twenty (20) Trading Day period between (and including) the Beginning Measurement Date and September 30, 2024. In order for any Restricted Stock Units to become Eligible Units on the Quarter 3 Measurement Date, the Stock Price must satisfy a Stock Price Hurdle during any consecutive twenty (20) Trading Day period between (and including) the Beginning Measurement Date and December 31, 2024. In order for any Restricted Stock Units to become Eligible Units on the Quarter 4 Measurement Date, the Stock Price must satisfy a Stock Price Hurdle during any consecutive twenty (20) Trading Day period between (and including) the Beginning Measurement Date and March 31, 2025. The Administrator will determine whether any Stock Price Hurdles have been achieved on an applicable Measurement Date no later than five (5) business days following the Measurement Date (such date, a “Certification Date”). On the date that the Administrator, in its sole discretion certifies that any Stock Price Hurdle has been achieved as of the applicable Certification Date, the Restricted Stock Units applicable to that Stock Price Hurdle (as specified in subsection (c) above) will become Eligible Units. For avoidance of doubt, if Participant remains a Service Provider through a Measurement Date, but ceases to be a Service Provider prior to the Certification Date for such Measurement Date and such termination is not for Cause (as such term is defined in the Change in Control Agreement), then the Award will remain outstanding through the Certification Date and the date the Award is settled to the extent it is determined that a number of Eligible Units were earned. For purposes of clarification, upon a termination for Cause, any unvested Restricted Stock Units will be forfeited immediately. Further, any Restricted Stock Units that have not become Eligible Units immediately following the Certification Date following the Quarter 4 Measurement Date will be forfeited immediately.
(e)Certain Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Award, will make proportionate adjustments to any Stock Price Hurdles that have not yet been achieved.
(f)Change in Control Adjustments. If a Change in Control occurs prior to the Scheduled End Date, then the Performance Period will be shortened to end on a date, as determined by the Administrator in its sole discretion, that occurs no earlier than ten (10) business days prior to the Closing and no later than the Closing (but prior to the Closing). Upon completion of the shortened Performance Period, and on or before the Closing (but prior to the Closing), the Administrator will make a final measurement of the Stock Price performance against the Stock Price Hurdles in accordance with the terms of this Award Agreement. For purposes of this final measurement, “Stock Price” will mean the amount of any cash consideration and value of any other consideration to be paid to holders of Common Stock in connection with the Change in Control, as determined by the Administrator, in its sole discretion (such price, the “CIC Price”, such measurement, the “CIC Measurement” and the date of such CIC Measurement, the “CIC Measurement Date”). Any Restricted Stock Units that become Eligible Units upon the CIC Measurement Date will vest in accordance with the vesting schedule below. Any Restricted Stock Units that have not become Eligible Units upon the CIC Measurement Date will be forfeited immediately, but contingent upon the Closing (without regard to whether any awards will be assumed or substituted for in connection with a Change in Control) and Participant will have no further rights with respect to those Restricted Stock Units or any of the underlying Shares. For purposes of clarification, in the event a definitive agreement to which a Change in Control would otherwise become effective is executed, but the definitive agreement is later terminated and the transactions contemplated by the agreement are not consummated, then this Award will continue in effect in accordance with its terms without adjustment and Participant will not be entitled to any consideration under this Award Agreement as a result of the termination of the definitive agreement.
3.Termination of Service.
(a)General. Except as otherwise provided in this Award Agreement, in the event Participant ceases to be a Service Provider for any or no reason before the Period End Date, any unvested Restricted Stock Units and Participant’s right to acquire any Shares thereunder will immediately terminate.
(b)Certain Terminations.
(i)Qualifying Non-CIC Termination. If Participant ceases to be a Service Provider prior to the Period End Date due to his or her Qualifying Non-CIC Termination (as such term is defined in the Company’s form of Change in Control Severance Agreement filed with the Securities and Exchange Commission on February 25, 2022 (the “Change in Control Agreement”)), Participant’s Restricted Stock Units will remain outstanding through the Period End Date and the number of Restricted Stock Units that become Eligible Units will be measured as if Participant’s status as a Service Provider had not terminated, including in the event of a Closing. Notwithstanding the foregoing, if the Qualifying Non-CIC Termination occurs prior to the Two-Year Measurement Date, and if Restricted Stock Units are determined to be Eligible Units as of a Measurement Date, the number of Eligible Units that will vest on the Certification Date associated with such Measurement Date will be pro-rated by calculating the number of Eligible Units by a fraction with (i) a numerator equal to the number of completed calendar months that have elapsed between the Commencement Date and the date of the Qualifying Non-CIC Termination and a denominator equal to twenty-four (24), with the result rounded down to the nearest Eligible Unit. For purposes of clarification, if the Qualifying Non-CIC Termination occurs on or following the Two-Year Measurement Date, and if Restricted Stock Units are determined to be Eligible Units as of a Measurement Date, the number of Eligible Units that will vest on the Certification Date associated with such Measurement Date will not be pro-rated.
(ii)Death or Disability Termination. If Participant ceases to be a Service Provider prior to the Period End Date due to his or her death or Disability (as such term is defined in the Change in Control Agreement) (a “Death or Disability Termination”) and such Death or Disability Termination occurs prior to the Two-Year Measurement Date, 100% of the Target Number of Shares Subject to Restricted Stock Units will become Eligible Units and will vest as set forth below. Any Restricted Stock Units that are not determined to be Eligible Units in connection with the Death or Disability Termination and Participant’s right to acquire any Shares thereunder will immediately terminate. If Participant ceases to be a Service Provider prior to the Period End Date due to a Death or Disability Termination, and such Death or Disability Termination occurs on or following the Two-Year Measurement Date, 100% of the Target Number of Shares Subject to Restricted Stock Units, reduced by that number of Restricted Stock Units that previously became Eligible Units and vested prior to such termination date, will become Eligible Units and will vest as set forth below provided that in no event may more than 100% of the Target Number of Shares Subject to Restricted Stock Units become Eligible Units and vest upon a Death or Disability Termination. Any Restricted Stock Units that are not determined to be Eligible Units in connection with a Death or Disability Termination will terminate.
4.Vesting Requirements.
(a)General. If Restricted Stock Units are determined to be Eligible Units on a Certification Date, and provided that a Closing, a Qualifying Non-CIC Termination or a Death or Disability Termination has not occurred as of such Certification Date, then the Restricted Stock Units that are deemed to become Eligible Units on that Certification Date will vest on such Certification Date, subject to Participant remaining a Service Provider through the applicable Measurement Date associated with such Certification Date.
(b)Change in Control.
(i)If a Closing occurs prior to the Two-Year Measurement Date, the Restricted Stock Units that are deemed to be Eligible Units on the CIC Measurement Date will vest on the Two-Year Measurement Date, subject to Participant remaining a Service Provider through such date. Notwithstanding the foregoing, in the event of a Qualifying CIC Termination (as such term is defined in the Change in Control Agreement) that occurs prior to the Two-Year Measurement Date, and subject to Participant satisfying the requirements of Section 5 of the Change in Control Agreement (including the execution and non-revocation of a release of claims), then 100% of such Eligible Units will vest on the date the release of claims becomes effective and non-revocable (or if later, upon the Closing) and for purposes of clarification, the number of Eligible Units that vest will not be pro-rated as described in Section 3(b)(i).
(ii)If the Closing occurs on or following the Two-Year Measurement Date, the Restricted Stock Units that are deemed to be Eligible Units on the CIC Measurement Date will vest immediately prior to, but contingent upon, the Closing, subject to Participant remaining a Service Provider through the Closing. Notwithstanding the foregoing, in the event of a Qualifying CIC Termination that occurs following the Two-Year Measurement Date and prior to the Closing, and subject to Participant satisfying the requirements of Section 5 of the Change in Control Agreement (including the execution and non-revocation of a release of claims), then 100% of such Eligible Units will vest on the date the release of claims becomes effective and non-revocable (or if later, upon the Closing).
(c)Qualifying Non-CIC Termination. In the event of a Qualifying Non-CIC Termination, and subject to Participant satisfying the requirements of Section 5 of the Change in Control Agreement (including the execution and non-revocation of a release of claims), then if Restricted Stock Units become Eligible Units on a Certification Date, the Restricted Stock Units that are deemed to become Eligible Units on that Certification Date will vest on such Certification Date (or if later, upon the date the release of claims becomes effective and non-revocable).
(d)Death or Disability Termination.

(i)If a Death or Disability Termination occurs prior to the Two-Year Measurement Date, then Restricted Stock Units that are deemed to become Eligible Units on such termination date will vest on such termination date.
(ii)If a Death or Disability Termination occurs on or following the Two-Year Measurement Date, the Restricted Stock Units that are deemed to become Eligible Units on such termination date will vest on such termination date provided that in no event may more than 100% of the Target Number of Shares Subject to Restricted Stock Units become Eligible Units.
Except as otherwise provided in this Award Agreement, in the event of cessation of Participant’s status as a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will terminate immediately, unless specifically provided otherwise in this Award Agreement or other written agreement between Participant and the Company or any of its Subsidiaries or Parents, as applicable.
By Participant’s signature and the signature of the representative of Roblox Corporation (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, and all other exhibits, appendices, and addenda attached hereto, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan and this Award Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan or this Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT        ROBLOX CORPORATION

Signature        Signature

Print Name        Print Name

            Title
Address:

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1.Grant of Restricted Stock Units. The Company hereby grants to the individual (“Participant”) named in the Notice of Restricted Stock Unit Grant of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock Units, and subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan will prevail.
2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.Vesting Schedule. Except as provided in this Award Agreement, including the Notice of Grant, Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through each applicable vesting date.
4.Payment after Vesting.
(a)General Rule. Subject to Section 8, any Restricted Stock Units that vest will be paid to Participant (or in the event of Participant’s death, to his or her properly designated beneficiary or estate) in whole Shares. Subject to the provisions of Section 4(b), such vested Restricted Stock Units will be paid in whole Shares as soon as practicable after vesting, but in each such case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of payment of any Restricted Stock Units payable under this Award Agreement.
(b)Acceleration.
(i)Discretionary Acceleration. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If Participant is a U.S. taxpayer, the payment of Shares vesting pursuant to this Section 4(b) will in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence.
(ii)Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Date of Grant) to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with the cessation of Participant’s status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Administrator), other than due to Participant’s death, or if the Restricted Stock Units are otherwise considered deferred compensation under Section 409A upon Participant’s termination as a Service Provider, and if (x) Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following the cessation of Participant’s status as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of cessation of Participant’s status as a Service Provider, unless Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(c)Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company or any of its Parent or Subsidiaries have any liability or obligation to reimburse, indemnify, or hold harmless Participant for any taxes, penalties, and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
5.Forfeiture Upon Termination as a Service Provider. Unless specifically provided otherwise in this Award Agreement or other written agreement between Participant and the Company or any of its Subsidiaries or Parents, as applicable, if Participant ceases to be a Service Provider for any or no reason, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and Participant will have no further rights thereunder.
6.Tax Consequences. Participant has reviewed with his or her own tax advisors the U.S. federal, state, local, and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) will be solely responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
7.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.Tax Obligations
(a)Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or any Parent or Subsidiary to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock Units, including, without limitation, (i) all federal, state, foreign, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant; (ii) Participant’s and, to the extent required by any Service Recipient, the Service Recipient’s fringe benefit tax liability, if any, associated with the grant, vesting, or settlement of the Restricted Stock Units or sale of Shares; and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Restricted Stock Units (or settlement thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting, or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement, and the receipt of any dividends or other distributions, and (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.
(b)Tax Withholding and Default Method of Tax Withholding. When Shares are issued as payment for vested Restricted Stock Units, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. The minimum amount of Tax Obligations which the Company determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied by Shares being sold on Participant’s behalf at the prevailing market price pursuant to such procedures as the Administrator may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Award Agreement and the Plan). The proceeds from the sale will be used to satisfy Participant’s Tax Withholding Obligation arising with respect to this Award. In addition to Shares sold to satisfy the Tax Withholding Obligation, additional Shares will be sold to satisfy any associated broker or other fees. Only whole Shares will be sold to satisfy any Tax Withholding Obligation. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time. By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligations (and any associated broker or other fees) and agrees and acknowledges that Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.
(c)Administrator Discretion. If the Administrator determines that Participant cannot satisfy Participant’s Tax Withholding Obligation through the default procedure described in Section 8(b) or the Administrator otherwise determines to allow Participant to satisfy Participant’s Tax Withholding Obligation by a method other than through the default procedure set forth in Section 8(b), it may permit or require Participant to satisfy Participant’s Tax Withholding Obligation, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash in U.S. dollars; (ii) electing to have the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences); (iii) having the amount of such Tax Withholding Obligation withheld from Participant’s wages or other cash compensation paid to Participant by the applicable Service Recipient(s); (iv) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to the minimum amount statutorily required to be withheld (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences); or (v) such other means as the Administrator deems appropriate.

(d)No Representations. Participant has reviewed with his or her own tax advisers the U.S. federal, state, local, and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) will be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.
(e)Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to make satisfactory arrangements for the payment of such Tax Withholding Obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Participant’s Tax Withholding Obligations otherwise become due, Participant will permanently forfeit such Restricted Stock Units to which Participant’s Tax Withholding Obligation relates and any right to receive Shares thereunder and such Restricted Stock Units will be returned to the Company at no cost to the Company.
9.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE APPLICABLE SERVICE RECIPIENT AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK UNIT AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF ANY SERVICE RECIPIENT TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.
11.Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12.Nature of Grant. In accepting this Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:

(a)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(b)all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Administrator;
(c)Participant is voluntarily participating in the Plan;
(d)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
(e)the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement, or welfare benefits or similar payments;
(f)the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted;
(g)for purposes of the Restricted Stock Units, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator will have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock Units grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);
(h)unless otherwise provided in the Plan or by the Administrator in its discretion, the Restricted Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(i)the following provisions apply only if Participant is providing services outside the United States:
(i)the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose;
(ii)Participant acknowledges and agrees that no Service Recipient will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to

Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement; and
(iii)no claim or entitlement to compensation or damages will arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against any Service Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.
13.No Advice Regarding Grant. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the Restricted Stock Units. Participant is hereby advised to consult with his or her own personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
14.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Service Recipients for the exclusive purpose of implementing, administering, and managing Participant’s participation in the Plan.
Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering, and managing the Plan.
Participant understands that Data may be transferred to a stock plan service provider, as may be selected by the Company in the future, assisting the Company with the implementation, administration, and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company, any stock plan service provider selected by the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing the Plan to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering, and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer, and manage Participant’s participation in the Plan. Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further,

Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected. The only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
15.Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Roblox Corporation, 970 Park Place, San Mateo, CA 94403, or at such other address as the Company may hereafter designate in writing.
16.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or require Participant to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.No Waiver. Either party’s failure to enforce any provision or provisions of this Award Agreement will not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement. The rights granted both parties herein are cumulative and will not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.
18.Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Award Agreement will be binding upon Participant and his or her heirs, executors, administrators, successors, and assigns. The rights and obligations of Participant under this Award Agreement may be assigned only with the prior written consent of the Company.
19.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification, or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code, and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent, or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent, or approval will have been completed, effected, or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Award Agreement and the Plan, the Company will not be required to issue any certificate or certificates for (or make any entry on the books of the Company or of a duly authorized transfer agent of the Company of) the Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.

20.Language. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Interpretation. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company, and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.
22.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.
23.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended, or terminated by the Administrator at any time.
24.Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Restricted Stock Units.
25.Governing Law; Venue; Severability. This Award Agreement and the Restricted Stock Units are governed by the internal substantive laws, but not the choice of law rules, of California. For purposes of litigating any dispute that arises under these Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Mateo County, California, or the United States federal courts for the Northern District of California, and no other courts, where this Award Agreement is made and/or to be performed. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Award Agreement will continue in full force and effect.
26.Entire Agreement. The Plan is incorporated herein by this reference. The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.
27.Country Addendum. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Unit grant will be subject to any special terms and conditions set forth in an appendix (if any) to this Award Agreement for any country whose laws are applicable to Participant and this Award of Restricted Stock Units (as determined by the Administrator in its sole discretion) (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum (if any) constitutes a part of this Award Agreement.
*          *          *

ROBLOX CORPORATION
2020 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
COUNTRY ADDENDUM

Terms and Conditions
This Country Addendum includes additional terms and conditions that govern the Award of Restricted Stock Units granted pursuant to the terms and conditions of the Roblox Corporation 2020 Equity Incentive Plan (the “Plan”) and the Award Agreement to which this Country Addendum is attached to the extent the individual to whom the Restricted Stock Units were granted (“Participant”) resides in one of the countries listed below.
Notifications
This Country Addendum also includes information regarding securities laws, exchange controls and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of December 2020. Such laws often are complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Country Addendum or any tax summaries provided by the Company as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vest in or receives or sells the Shares covered by the Restricted Stock Units.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws of Participant’s country may apply to his or her situation.
Finally, if Participant is a citizen or resident of a country other than the one in which Participant currently is working or transfers to another country after the grant of the Restricted Stock Units, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant in the same manner. In addition, the Company, in its discretion, will determine the extent to which the terms and conditions contained herein will apply to Participant under these circumstances.

Participant acknowledges that Participant has been advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in Participant’s country may apply to his or her individual situation.